EXHIBIT 10.3

SUMMARY OF COMPENSATION ARRANGEMENTS

Chief Executive Officer Salary

The base salary of Mr. Daniel R. Lee as Chief Executive Officer is increased to $1 million, effective June 1, 2006.

Special Bonuses

The following summarizes the amounts awarded on May 26, 2006 to certain executive officers of Pinnacle Entertainment, Inc. as special bonuses for those who had played important roles in the Company’s attempt to acquire Aztar Corporation:

Name and Title	Special Bonus
Daniel R. Lee Chairman of the Board of Directors and Chief Executive Officer	$500,000
Stephen H. Capp Executive Vice President and Chief Financial Officer	$250,000
Wade W. Hundley President	$100,000
John A. Godfrey Executive Vice President, Secretary and General Counsel	$100,000